Exhibit 99.1

VIRGIN AMERICA EXPANDS BOARD OF DIRECTORS WITH APPOINTMENT OF JENNIFER VOGEL AND

PAUL WACHTER

San Francisco – August 14, 2015 – Virgin America Inc. (NASDAQ: VA) today announces the appointment of Jennifer Vogel and Paul Wachter to the Virgin America Board of Directors, effective immediately. With these additions, the Virgin America Board expands to 11 directors. Ms. Vogel was most recently Senior Vice President, General Counsel, Secretary and Chief Compliance Officer of Continental Airlines, Inc. in Houston. Mr. Wachter is the founder and CEO of financial and asset management advisory firm Main Street Advisors in Los Angeles.

“Jennifer Vogel and Paul Wachter are two highly experienced business executives who will bring added depth and insights to our Board of Directors. We are delighted to welcome both Jennifer and Paul to the Board,” said Donald J. Carty, the Chairman of the Board of Virgin America.

Ms. Vogel, 53, serves on the on the Board of Directors of American Science and Engineering, Inc. (AS&E), a leading worldwide supplier of innovative X-ray inspection systems. She is a graduate of the University of Texas School Of Law and received an undergraduate degree from the University of Iowa.

Mr. Wachter, 58, serves on the Board of Directors of Time Warner Inc., Avalanche Biotechnologies, Inc., and as a Regent on the University of California Board of Regents. He is a graduate of Columbia Law School and received an undergraduate degree from the Wharton School of the University of Pennsylvania.

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Media Contact: Dave Arnold: 917.968.3622 or dave.arnold@virginamerica.com

Investor Contact: Stephen Shulstein: 650.645.5694 or stephen.shulstein@virginamerica.com

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities — like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America has built a loyal following of flyers and earned a host of awards since launching in 2007 — including being named the “Best U.S. Airline” in Condé Nast Traveler’s Readers’ Choice Awards for the past seven consecutive years and “Best Domestic Airline” in Travel + Leisure’s World’s Best Awards for the past eight consecutive years. For more: www.virginamerica.com

SOURCE: Virgin America